EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Altimmune, Inc. dated December 31, 2020 for the registration of up to $250,000,000 of its common stock, preferred stock, debt securities, warrants or units and to the incorporation by reference therein of our report dated March 27, 2020, with respect to the consolidated financial statements of Altimmune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

December 31, 2020